Exhibit 99.1

THE STATE CORPORATION COMMISSION
OF THE STATE OF KANSAS

Before Commissioners:	John Wine, Chair Cynthia L. Claus Brian J. Moline

In the Matter of the Investigation of Actions	)
of Western Resources, Inc. to Separate its	)	Docket No. 01-WSRE-949-GIE
Jurisdictional Electric Public Utility Business	)
from its Unregulated Businesses.	)

No. 65
ORDER CONDITIONALLY APPROVING
PARTIAL STIPULATION

For the reasons discussed below, the Commission finds that it has jurisdiction over the Partial Stipulation and Agreement (Partial Stipulation) filed February 25, 2003, and that conditional approval of the Partial Stipulation, as provided below, is reasonable and in the public interest.

Overview

1.                                       On February 25, 2003, Commission Staff (Staff), Westar Energy and its affiliates Protection One, Inc. (Protection One) and Westar Industries, Inc. (Westar Industries), and MBIA Insurance Corporation (MBIA) (collectively referred to as the Movants) filed a Joint Motion for Expedited Approval of Partial Stipulation.  The Movants seek permission to make or engage in certain cash payments, transactions, and agreements that would otherwise conflict with the terms and conditions of the Interim Standstill Protections ordered in Orders 51 and 55.  By Order 64 dated March 5, 2003, the Commission set the Partial Stipulation for hearing on the date requested by the Parties in order to take evidence on whether waiver of the Interim Standstill Protections with respect to the proposed cash transfers is reasonable and in the public interest.

2.                                       On March 6, 2003, an evidentiary hearing on the Partial Stipulation submitted by Movants was held.  The following appearances were entered:  Ms. Susan B. Cunningham, General Counsel, on behalf of Staff and the public generally; Messrs. Martin J. Bregman, Executive Director,

Law, and Larry M. Cowger, Director, Law, on behalf of Westar Energy; Ms. Teresa James, Messrs. Eric Griffin and Mitchell Hertz on behalf of Protection One, Inc.; Mr. David Springe, Consumer Counsel, on behalf of Citizens’ Utility Ratepayer Board (CURB); Mr. James P. Zakoura on behalf of Kansas Industrial Consumers (KIC); Ms. Sarah Loquist on behalf of Unified School District No. 259; and Ms. Glenda Cafer on behalf of MBIA.

3.                                       According to the Partial Stipulation, Westar Energy desires to make cash payments to Protection One as follows:

a.)                                   Cash payment of approximately $20 million, representing the allocation of income tax savings under the Tax Sharing Agreement attributable to Protection One’s deferred income tax assets and current taxable losses;

b.)                                  Cash payment of approximately $1.0 million, representing the reimbursement due Protection One for information technology services provided by Protection One Data Services, Inc. (PODS), pursuant to a management contract terminated as a result of a Commission investigation into whether the contract met the public interest standard required under Kansas law; and

c.)                                   Cash payment of approximately $3.4 million from Westar Energy to Protection One, representing the reimbursement due Protection One for aviation services charged to Westar Energy and the cost to repurchase AV One, Inc., formerly known as Westar Aviation, Inc., from Protection One.

4.                                       In addition, Westar Energy desires to make additional working capital available to Protection One through the Senior Credit Facility between Westar Industries and Protection One that, under its present terms, expires on January 5, 2004.  Westar Energy and Protection One agree to revise the Senior Credit Facility to reduce the maximum borrowing authority from $280 million to $228.4 million while extending the maturity of the Credit Facility from January 5, 2004, to January 5, 2005.  Westar Energy seeks permission to refund Protection One an amount to reflect the pro rata fees paid to Westar Industries by Protection One for increase in maximum borrowing authority under the Credit Facility, offset by the normal fees charged for extending the maturity date of a credit facility.

Discussion

5.                                       Westar Energy, and its wholly-owned subsidiary, Kansas Gas and Electric Company (KG&E), doing business as Westar Energy, are certificated electric public utilities that provide retail electric service in the state of Kansas. As public utilities, the Commission has comprehensive regulatory authority to establish rules governing affiliate relations and accounting practices between and among a public utility and its nonutility businesses. K.S.A. 66-101 et seq. The Commission finds that these statutory provisions empower the Commission to inquire into the terms, conditions, and operation of the Partial Stipulation in order to determine whether approval is in the public interest and to attach conditions necessary to ensure that the public interest is protected from the harmful affiliate relations and the accounting practices, previously discussed and found in the Commission’s prior orders.

6.                                       Having discussed and found in Orders 51 and 55, that Westar Energy’s customers, who had no stake in the profits of Westar Energy’s nonutility businesses, should not bear the losses or risk of losses from, or debt associated with, those nonutility businesses, the Commission imposed Interim Standstill Protections. These orders and protections are necessary to protect the public from the past conduct of Westar Energy and its corporate predecessors. The Interim Standstill Protections prohibit the unjust enrichment of Westar Energy’s unregulated businesses at the expense of Westar Energy’s utility operations and ratepayers and the inappropriate shifting of risks and losses associated with the unregulated businesses to the utility operations and ratepayers. The Interim Standstill Protections prevent affiliate accounting practices and relations that are harmful to Westar Energy’s public utility operations, as Westar Energy executes the Commission’s order to reduce its excessive level of debt for the utility operations.

7.                                       According to Staff’s analysis of the Partial Stipulation, the cash transfers through the Tax Sharing Agreement and Senior Credit Facility will maintain the market value of Protection One, and a sale of Protection One stock, under such circumstances, will increase the potential proceeds that can be used to reduce Westar Energy debt. Furthermore, according to Staff’s analysis, the incremental increase in sale proceeds is likely to be greater than the incremental cost to Westar Energy of the cash transfers proposed under the Partial Stipulation. In addition, Staff’s analysis shows that the Partial Stipulation unwinds, in part, the harmful affiliate relations with Protection One that have transferred value from Westar Energy to that affiliate.

8.                                       Under these specific circumstances, the Commission finds that the requested waiver, as conditioned below, meets the standard for granting such waivers or exemptions. The conditions imposed by this order are necessary to minimize the risk associated with Westar Energy’s decision to assist its nonutilitiy businesses in the manner described in the Partial Stipulation and to assure to the extent feasible that such risk falls not on the utility customer but on the owners, since the owners approved the investments in the nonutility businesses, and/or hired the management and elected the Board who approved the investments. The risk here is that the proposed cash transfers from Westar Energy to Protection One will fail to achieve the stated goal of making Protection One more attractive to purchasers. In that instance, Westar Energy would have reduced the cash it had available for debt reduction, but would not have achieved an increase in Protection One’s market value. The Commission’s approval herein assumes that Westar Energy’s ability to carry out its debt-reduction obligation under Orders 51 and 55 will not be diminished by the proposed cash transfers. If the cash transfers are not successful in their goal of facilitating the sale of Protection One, the Commission will have to consider other measures, including dividend reduction, to assure that the necessary debt reduction takes place.

9.                                       Accordingly, the Commission hereby approves the Partial Stipulation, subject to the following conditions:

A.                                    Senior Credit Facility and Tax Sharing Agreement

10.                                 With respect to paragraph 16 of the Partial Stipulation, Westar Energy shall not, nor shall Westar Energy cause or permit any affiliate to, exceed the maximum borrowing authority under the Credit Facility of $228.4 million.  Westar Energy shall not, nor shall Westar Energy cause or permit any affiliate to, extend or provide capital through the Credit Facility after Protection One is sold.  Any provision of capital above the $228.4 million cap provided in the revised Senior Credit Facility will violate this order and be subject to sanction and enforcement by the Commission.

11.                                 With respect to paragraph 17 of the Partial Stipulation, the Credit Facility between Westar Industries and Protection One must be paid off upon the sale of all or a majority of Protection One common stock held by Westar Energy and Westar Industries. Westar Energy must be repaid in full for the capital provided Protection One through the Senior Credit Facility with Westar Industries.  Thus, Westar Energy must commit that in any sale of Protection One, a condition of the sale will be the purchaser’s full discharge of Protection One’s obligations under the Senior Credit Facility.  Further, Westar Energy must commit that it will direct Westar Industries to transfer to Westar Energy all funds received from Protection One as a result of the repayment of the Senior Credit Facility.  Westar Energy shall make these commitments in paragraphs 10 and 11 above in a letter to be filed with the Commission within 10 days of this order.

12.                                 With respect to paragraph 18 of the Partial Stipulation, any cash transfers from Westar Energy to Westar Industries shall be recorded as a loan payable to Westar Energy.  As explained in Order 55 at paragraph 79, Westar Energy must implement an accounting practice in which Westar Industries makes monthly interest payments to Westar Energy in cash.  The Commission directed these requirements to correct the misallocation of debt and assets within the Westar Energy corporate family and protect the public from further accounting abuses previously discussed and found in the Commission’s prior orders.

13.                                 With respect to paragraph 14 of the Partial Stipulation, at the March 6, 2003 hearing, Westar Energy’s witness Michael Stadler testified that if the alternative minimum tax applied to Westar Energy, the amount due from Westar Energy to Protection One under the Tax Sharing Agreement would be approximately $20 million; and that if the alternative minimum tax did not apply, the amount due would be approximately $35 million.  With the instant order, the Commission authorizes Westar Energy to make the lower payment.  Should the higher payment be possible due to the inapplicability of the alternative minimum tax, Westar Energy shall notify the Commission before making such payment.

B.                                    Protection One Data Services, Inc. and AV One, Inc.

14.                                 With respect to paragraph 19 of the Partial Stipulation, Protection One must release any and all claims under the PODS management agreement with Westar Energy related to information technology services.  Further, Protection One must state in a letter to Westar Energy, which Westar Energy shall file with the Commission within 10 days of this order, that the reimbursement specified in the Partial Stipulation shall extinguish and satisfy all current balances outstanding regarding this management agreement.  Notice and explanation of the payments related to Protection One Data Services, Inc., must be filed with the Commission and served on all parties of record.

15.                                 With respect to paragraph 20 of the Partial Stipulation, Protection One must release any and all claims under its aviation services agreement with Westar Energy.  Further, Protection One must state in a letter to Westar Energy, which Westar Energy shall file with the Commission within 10 days of this order, that the payment specified in the Partial Stipulation extinguishes and satisfies all current balances outstanding regarding aviation services charged to Westar Energy.  Notice and explanation of the payments regarding AV One, Inc., must be filed with the Commission and served on all parties of record.

16.                                 With respect to paragraph 21 of the Partial Stipulation, Protection One must release in a letter to Westar Energy, which Westar Energy shall file with the Commission within 10 days of this order, any and all claims under the Management Services Agreement with Westar Energy.

C.                                    Sale of Protection One Stock or Assets

17.                                 Westar Energy and Protection One must seek approval before any asset sale having a value of $100,000 or more is consummated.  Further, the provisions provided in paragraphs 25 through 27 of the Partial Stipulation that are applicable to the sale of Protection One stock shall be equally applicable if Protection One sells assets.  Moreover, with respect specifically to paragraph 25, the “format” shall be the format required by the Commission after receiving comments from the company, Staff and the intervening parties, not the format “to be agreed upon with the Commission Staff, . . .” Once the format is approved, these status reports shall be filed with the Commission and served on the parties of record.

18.                                 Westar Energy and Westar Industries shall provide the Commission with monthly reports on the efforts made to sell Protection One and will seek Commission approval before selling Protection One.  All reports must be served upon the parties of record.

D.                                    Conditions Relating to Rate Treatment

19.                                 The Westar Energy-PODS transaction, referenced in paragraphs 3 and 14 above, was originally advocated to the Commission on the grounds that it would reduce costs for Westar Energy.  Consequently, in the August 16, 2002 Order, entered in Docket No. 03-KG&E-103-ACT, the Commission required Westar Energy to accrue savings for evaluation in a future rate case.  Concern about the potential harm from affiliate transactions has been at the heart of this long proceeding.  The Commission therefore conditions its approval of the Partial Stipulation on a commitment by Westar Energy not to request retail rate recovery of any payment it has made to its affiliate PODS except to the extent such payment is offset by the demonstrated incremental cost reductions or savings due exclusively because of its relationship with PODS.

20.                                 For similar reasons, the Commission conditions its approval here on Westar Energy’s commitment not to request retail rate recovery of any costs associated with the proposed cash transfer to Protection One for the acquisition of AV One, Inc. and for related aviation charges except to the extent such payments is offset by demonstrated incremental cost reductions or savings due exclusively because of its relationship with AV One, Inc.

21.                                 The authorization of any payment or transfer pursuant to the Partial Stipulation and this Order shall not be construed as a determination regarding the reasonableness or prudency of any such payment or transfer, including the reasonableness or prudency of any service underlying such payment or transfer.

E.                                      Deadlines

22.                                 The Commission rejects paragraph 29 of the Partial Stipulation seeking to eliminate the deadline for the sale of Protection One.  In Order 60, the Commission stayed its August 1, 2003 deadline; however, that deadline was applicable to Westar Energy’s corporate restructuring, not, in particular, for the sale of Protection One.  The Commission will be reviewing Westar Energy’s financial planning report submitted on February 6, 2003, and alternatives thereto as well as any proposed deadlines.  That review process will culminate in new orders relating to deadlines.  The Commission will not address deadlines piecemeal.

23.                                 The issue is not Westar Energy’s “good faith,” as suggested by the Partial Stipulation; the issue is having assurance that the utility will give priority to its public service obligations over its desire to maximize the value of nonutility businesses for the benefit of its shareholders.  These interests overlap, but they are not necessarily consistent.  As the Commission has explained before in Order 55 at paragraphs 11-20, deadlines are necessary to assure that the public interest has priority.

IT IS, THEREFORE, BY THE COMMISSION CONSIDERED AND ORDERED THAT:

A.                                   Westar Energy is authorized to make, or cause to be made, the cash payments and cash transfers as provided in the Partial Stipulation and as conditionally approved herein.

B.                                     Westar Energy, Westar Industries and Protection One shall file a letter no later than 10 days following this order, indicating acceptance of these conditions.  Upon the filing of that letter, Protection One’s request for reconsideration will be deemed withdrawn.

C.                                     This Order is effective upon service by facsimile transmission.

D.                                    Any party may file a petition for reconsideration of this Order within fifteen days of the date this order is served.  If this Order is served by mail, service is complete upon mailing, and three days may be added to the above time frame.

E.                                      The Commission retains jurisdiction over the subject matter of this investigation and the parties for the purpose of entering such further order or orders as it may deem necessary and proper.

BY THE COMMISSION IT IS SO ORDERED.

Wine, Chr.; Claus, Comm.; Moline, Comm.

Dated:	MAR 11 2003

/s/ Susan K. Duffy
Susan K. Duffy
Executive Director